Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2012;

Initiates Fiscal 2013 Guidance

DALLAS (November 7, 2012)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2012 fiscal year and fourth quarter ended September 30, 2012.

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Fiscal 2012 consolidated results, excluding net unrealized margins were $221.7 million, or $2.42 per diluted share, compared with consolidated results of $214.2 million, or $2.34 per diluted share in the prior year.

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After including noncash, unrealized net losses of $5.0 million, or ($0.05) per diluted share, fiscal 2012 net income was $216.7 million, or $2.37 per diluted share. Net income was $207.6 million, or $2.27 per diluted share in the prior year, after including unrealized net losses of $6.6 million or ($0.07) per diluted share.

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Fiscal 2012 net income includes a net gain on the sale of the Missouri, Illinois and Iowa assets of $6.3 million, or $0.07 per diluted share. Additionally, included in current-year net income is the net positive impact of several one-time items totaling $4.0 million, or $0.04 per diluted share. Fiscal 2011 net income included the positive impact of several one-time items totaling $3.2 million, or $0.03 per diluted share.

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Excluding the gain on sale, net income from discontinued operations was $18.2 million, or $0.20 per diluted share in the current year, compared with $18.0 million, or $0.20 per diluted share in the prior year.

•	Atmos Energy expects fiscal 2013 earnings to be in the range of $2.40 to $2.50 per diluted share, excluding unrealized margins and the gain on the sale of the company’s Georgia operations.

For the quarter ended September 30, 2012, consolidated net income was $8.0 million, or $0.09 per diluted share, compared with net income of $2.0 million, or $0.02 per diluted share for the same quarter last year. Results from nonregulated operations include noncash, unrealized net losses of $12.4 million, or ($0.14) per diluted share for the three months ended September 30, 2012, compared with net losses of $4.9 million, or ($0.05) per diluted share for the prior-year quarter. Current-quarter net income includes the aforementioned gain on the sale of Missouri, Illinois and Iowa assets totaling $6.3 million, or $0.07 per diluted share and the net positive impact of several one-time items totaling $4.0 million or $0.04 per diluted share. Excluding the gain on sale, net income from discontinued operations for the quarter ended September 30, 2012 was $1.9 million, or $0.02 per diluted share, compared with $1.7 million, or $0.02 per diluted share in the prior-year quarter.

“Fiscal 2012 was an exceptional year. We reported our tenth consecutive year of increasing earnings per share, and deployed significant capital investment in the first year of our five-year capital program to fortify and improve the safety of our system,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation.

“Predictable and stable earnings from our regulated operations remain the primary source of our annual earnings platform, delivering 98 percent of consolidated net income, despite a benign heating season. And, our nonregulated business executed on their strategy and generated improved results in the second half of fiscal 2012, in spite of the anemic natural gas market,” Cocklin concluded.

Results for the Year Ended September 30, 2012

Natural gas distribution gross profit, excluding discontinued operations, increased $4.8 million to $1,022.7 million for the year ended September 30, 2012, compared with $1,017.9 million in the prior-year period. This increase is due largely to a $17.7 million net increase in rate adjustments. Partially offsetting this increase was a $1.6 million decrease associated with an eight percent decrease in consolidated distribution throughput, primarily from lower consumption and warmer weather, coupled with an $11.1 million decrease in revenue-related taxes from lower revenues on which the tax is calculated.

Regulated transmission and storage gross profit increased $28.0 million to $247.4 million for the year ended September 30, 2012, compared with $219.4 million in the prior fiscal year. This increase is primarily a result of rate design changes approved in the Atmos Pipeline – Texas rate case that became effective in May 2011, coupled with Gas Reliability Infrastructure Program (GRIP) filings that became effective in July 2011 and April 2012.

Nonregulated gross profit decreased $9.9 million to $55.1 million for the year ended September 30, 2012, compared with $65.0 million for the prior-year period. The decrease reflects a $15.1 million decrease in the realized margins of Atmos Energy Holdings, Inc. (AEH) from gas delivery and other services, primarily due to a nine percent decrease in consolidated sales volumes as a result of warmer weather combined with a $0.02/Mcf decrease in per-unit margins. Partially offsetting this decrease was a $2.9 million increase in realized asset optimization margins due to realizing higher gains on the settlement of financial instruments used to hedge our natural gas purchases during fiscal 2012. Additionally, unrealized margins increased $2.4 million.

Consolidated operation and maintenance expense, excluding discontinued operations, for the year ended September 30, 2012, was $453.6 million, compared with $443.0 million for the prior year. The $10.6 million increase resulted primarily from higher legal costs of $7.4 million and a $3.5 million increase in employee-related costs.

Depreciation and amortization increased $13.7 million to $237.5 million during the year ended September 30, 2012, compared with $223.8 million for the prior year primarily due to incremental capital investments made in fiscal 2011 and early fiscal 2012 that resulted in increased depreciation expense in the current year.

Results for fiscal 2012 and 2011 include noncash charges to impair assets. Fiscal 2012 results include a $5.3 million charge to impair the remaining investment in the Kentucky natural gas gathering assets. Fiscal 2011 results include an $11.0 million charge to partially impair these assets and a $19.3 million charge to impair the company’s investment in the Ft. Necessity storage project.

Miscellaneous expense was $14.6 million for the year ended September 30, 2012, compared to miscellaneous income of $21.2 million for the prior year. The $35.8 million year-over-year change resulted primarily from a $10.0 million one-time cash donation made to a donor-advised fund in the current year, coupled with the absence in the current year of a $27.8 million pre-tax cash gain recognized last year as a result of unwinding two Treasury lock agreements in conjunction with the cancellation of a planned debt offering.

Interest charges for the year ended September 30, 2012 were $141.2 million, compared with $150.8 million in the prior year. The $9.6 million year-over-year decrease resulted primarily from maturing long-term debt being replaced at lower interest rates in fiscal 2011, coupled with reducing commitment fees in fiscal 2011, as well as, the early redemption of the company’s 5.125% $250 million senior notes due January 2013 in the fourth quarter of fiscal 2012.

Income tax expense decreased $8.6 million to $98.2 million for the year ended September 30, 2012, compared with $106.8 million for the prior year. During the current quarter, the company revised and reduced the tax rate at which deferred taxes are expected to be settled in future periods as a result of the sale of the Missouri, Illinois and Iowa assets. This revision resulted in the recognition of a tax benefit of $13.6 million in the current year. During fiscal 2011, the company recorded a $5.0 million tax benefit due to the administrative settlement of various income tax positions.

The debt capitalization ratio at September 30, 2012 and 2011 was 51.7 percent. At September 30, 2012, there was $570.9 million of short-term debt outstanding, compared with $206.4 million at September 30, 2011. The increase in short-term debt was due to the early redemption of the company’s 5.125% $250 million senior notes in the fourth quarter of fiscal 2012.

For the year ended September 30, 2012, the company generated operating cash flow of $586.9 million, a $4.1 million increase compared with the year ended September 30, 2011. The increase reflects changes in working capital, offset in part by a $56.7 million increase in contributions to the company’s pension and postretirement plans.

Capital expenditures increased to $732.9 million for the year ended September 30, 2012, compared with $623.0 million in the prior year. The $109.9 million increase primarily reflects spending for the steel service line replacement program in the Mid-Tex Division and other infrastructure replacement projects in the Mid-Tex, West Texas and Kentucky Divisions, the development of new customer billing and information systems for the natural gas distribution segment and increased capital spending in the regulated transmission and storage segment.

Results for the 2012 Fourth Quarter Ended September 30, 2012

Natural gas distribution gross profit, excluding discontinued operations, increased $2.5 million to $171.8 million for the fiscal 2012 fourth quarter, compared with $169.3 million in the prior-year quarter. This increase reflects a net $2.9 million increase in rates and a $1.2 million increase associated with a one percent increase in throughput. These increases were partially offset by a $2.2 million decrease in revenue-related taxes, primarily due to lower revenue on which the tax is calculated.

Regulated transmission and storage gross profit increased $3.7 million to $65.5 million for the quarter ended September 30, 2012, compared with $61.8 million for the same quarter last year. This increase is primarily the result of a $3.7 million increase related to GRIP filings that became effective in July 2011 and April 2012.

Nonregulated gross profit increased $6.1 million to $12.5 million for the fourth quarter of fiscal 2012, compared with $6.4 million for the prior-year quarter. The increase primarily reflects a $19.6 million quarter-over-quarter increase in realized asset optimization margins due to realized gains earned from the execution of AEH’s trading strategy implemented earlier in the fiscal year to inject gas into storage and roll positions to the third and fourth quarters of fiscal 2012. This increase was partially offset by a $1.2 million decrease in realized margins from gas delivery and other services, primarily due to a 14 percent decrease in consolidated sales volumes as a result of lower industrial and power generation demand. Finally, unrealized margins decreased $12.2 million quarter over quarter.

Consolidated operation and maintenance expense, excluding discontinued operations for the three months ended September 30, 2012, was $123.6 million, compared with $106.1 million for the prior-year quarter. The $17.5 million quarter-over-quarter increase resulted primarily from an increase in employee-related costs of $8.0 million and a $6.8 million increase in legal costs.

Results for the quarter ended September 30, 2012, include the one-time items previously discussed, which resulted in a total net of tax gain of $10.3 million.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy expects fiscal 2013 earnings to be in the range of $2.40 to $2.50 per diluted share, excluding unrealized margins and the gain on the sale of the company’s Georgia operations. Net income from regulated operations is expected to be in the range of $211 million to $219 million, while net income from nonregulated operations is expected to be in the range of $9 million to $11 million. Capital expenditures for fiscal 2013 are expected to range between $770 million to $790 million.

Conference Call to be Webcast November 8, 2012

Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2012 financial results and outline the assumptions supporting the fiscal 2013 guidance on Thursday, November 8, 2012, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Atmos Energy Completes Early Redemption of Senior Notes

On August 28, 2012, Atmos Energy redeemed all of its issued and outstanding 5.125% Senior Notes due January 2013. The redemption was initially financed with the proceeds from the issuance of commercial paper.

Atmos Energy Enters into Term Loan Credit Facility

On September 27, 2012, the company entered into a $260 million credit facility to repay the commercial paper issued for the early redemption of its $250 million senior notes. The credit facility expires on February 1, 2013.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and in the company’s Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2012. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving about three million natural gas distribution customers in over 1,400 communities in nine states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30		Percentage
(000s except per share)	2012	2011	Change

Gross Profit:
Natural gas distribution segment	$1,022,743	$1,017,943	1%
Regulated transmission and storage segment	247,351	219,373	13%
Nonregulated segment	55,124	65,000	(15)%
Intersegment eliminations	(1,479)	(1,496)	1%

Gross profit	1,323,739	1,300,820	2%

Operation and maintenance expense	453,613	442,965	2%
Depreciation and amortization	237,525	223,832	6%
Taxes, other than income	181,073	177,767	2%
Asset impairments	5,288	30,270	(83)%

Total operating expenses	877,499	874,834	—%

Operating income	446,240	425,986	5%

Miscellaneous income (expense)	(14,644)	21,184	(169)%
Interest charges	141,174	150,763	(6)%

Income from continuing operations before income taxes	290,422	296,407	(2)%
Income tax expense	98,226	106,819	(8)%

Income from continuing operations	192,196	189,588	1%

Income from discontinued operations, net of tax	18,172	18,013	1%
Gain on sale of discontinued operations, net of tax	6,349	—	100%

Net income	$216,717	$207,601	4%

Basic earnings per share
Income per share from continuing operations	$2.12	$2.08
Income per share from discontinued operations	0.27	0.20

Net income per share – basic	$2.39	$2.28

Diluted earnings per share
Income per share from continuing operations	$2.10	$2.07
Income per share from discontinued operations	0.27	0.20

Net income per share – diluted	$2.37	$2.27

Cash dividends per share	$1.38	$1.36

Weighted average shares outstanding:
Basic	90,150	90,201
Diluted	91,172	90,652

	Year Ended September 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2012	2011	Change
Natural gas distribution – continuing operations	$123,848	$144,705	(14)%
Natural gas distribution – discontinued operations	24,521	18,013	36%
Regulated transmission and storage	63,059	52,415	20%
Nonregulated	10,276	(940)	1,193%
Unrealized margins, net of tax	(4,987)	(6,592)	24%

Consolidated net income	$216,717	$207,601	4%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30		Percentage
(000s except per share)	2012	2011	Change

Gross Profit:
Natural gas distribution segment	$171,761	$169,348	1%
Regulated transmission and storage segment	65,482	61,820	6%
Nonregulated segment	12,527	6,359	97%
Intersegment eliminations	(381)	(367)	(4)%

Gross profit	249,389	237,160	5%

Operation and maintenance expense	123,624	106,145	16%
Depreciation and amortization	60,783	59,069	3%
Taxes, other than income	36,903	32,751	13%
Asset impairment	5,288	—	100%

Total operating expenses	226,598	197,965	14%

Operating income	22,791	39,195	(42)%

Miscellaneous expense	(11,059)	(2,637)	(319)%
Interest charges	33,896	38,194	(11)%

Loss from continuing operations before income taxes	(22,164)	(1,636)	(1,255)%
Income tax benefit	(21,878)	(1,873)	(1,068)%

Income (loss) from continuing operations	(286)	237	(221)%

Income from discontinued operations, net of tax	1,904	1,724	10%
Gain on sale of discontinued operations, net of tax	6,349	—	100%

Net income	$7,967	$1,961	306%

Basic earnings per share
Income (loss) per share from continuing operations	$—	$—
Income per share from discontinued operations	0.09	0.02

Net income per share – basic	$0.09	$0.02

Diluted earnings per share
Income (loss) per share from continuing operations	$—	$—
Income per share from discontinued operations	0.09	0.02

Net income per share – diluted	$0.09	$0.02

Cash dividends per share	$0.345	$0.340

Weighted average shares outstanding:
Basic	90,207	90,132
Diluted	91,224	90,576

	Three Months Ended September 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2012	2011	Change

Natural gas distribution – continuing operations	$(10,221)	$(7,713)	(33)%
Natural gas distribution – discontinued operations	8,253	1,724	379%
Regulated transmission and storage	14,881	14,022	6%
Nonregulated	7,419	(1,208)	714%
Unrealized margins, net of tax	(12,365)	(4,864)	(154)%

Consolidated net income	$7,967	$1,961	306%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Discontinued Operations	Three Months Ended September 30		Year Ended September 30
(000s)	2012	2011	2012	2011

Operating revenues	$11,596	$18,574	$114,703	$141,227
Purchased gas cost	4,966	8,475	62,902	83,537

Gross profit	6,630	10,099	51,801	57,690

Operating expenses	4,105	6,681	24,174	27,362

Operating income	2,525	3,418	27,627	30,328
Other nonoperating income	106	37	611	57

Income from discontinued operations before income taxes	2,631	3,455	28,238	30,385
Income tax expense	727	1,731	10,066	12,372

Income from discontinued operations	1,904	1,724	18,172	18,013
Gain on sale of discontinued operations, net of tax	6,349	—	6,349	—

Net income from discontinued operations	$8,253	$1,724	$24,521	$18,013

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2012	2011

Net property, plant and equipment	$5,475,604	$5,147,918

Cash and cash equivalents	64,239	131,419
Accounts receivable, net	234,526	273,303
Gas stored underground	256,415	289,760
Other current assets	272,782	316,471

Total current assets	827,962	1,010,953

Goodwill and intangible assets	740,847	740,207
Deferred charges and other assets	451,262	383,793

	$7,495,675	$7,282,871

Shareholders’ equity	$2,359,243	$2,255,421
Long-term debt	1,956,305	2,206,117

Total capitalization	4,315,548	4,461,538

Accounts payable and accrued liabilities	215,229	291,205
Other current liabilities	489,665	367,563
Short-term debt	570,929	206,396
Current maturities of long-term debt	131	2,434

Total current liabilities	1,275,954	867,598

Deferred income taxes	1,015,083	960,093
Deferred credits and other liabilities	889,090	993,642

	$7,495,675	$7,282,871

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2012	2011

Cash flows from operating activities

Net income	$216,717	$207,601
Asset impairments	5,288	30,270
Gain on sale of discontinued operations	(9,868)	—
Depreciation and amortization	246,577	233,383
Deferred income taxes	104,319	117,353
Other	26,876	20,063
Changes in assets and liabilities	(2,992)	(25,826)

Net cash provided by operating activities	586,917	582,844

Cash flows from investing activities

Capital expenditures	(732,858)	(622,965)
Proceeds from the sale of discontinued operations	128,223	—
Other, net	(4,625)	(4,421)

Net cash used in investing activities	(609,260)	(627,386)

Cash flows from financing activities

Net increase in short-term debt	354,141	83,306
Net proceeds from issuance of long-term debt	—	394,466
Settlement of Treasury lock agreements	—	20,079
Unwinding of Treasury lock agreements	—	27,803
Repayment of long-term debt	(257,034)	(360,131)
Cash dividends paid	(125,796)	(124,011)
Repurchase of common stock	(12,535)	—
Repurchase of equity awards	(5,219)	(5,299)
Issuance of common stock	1,606	7,796

Net cash provided by (used in) financing activities	(44,837)	44,009

Net decrease in cash and cash equivalents	(67,180)	(533)
Cash and cash equivalents at beginning of period	131,419	131,952

Cash and cash equivalents at end of period	$64,239	$131,419

	Three Months Ended September 30		Year Ended September 30
Statistics, including discontinued operations	2012	2011	2012	2011
Consolidated natural gas distribution throughput (MMcf as metered)	58,641	58,081	390,983	424,020
Consolidated regulated transmission and storage transportation volumes (MMcf)	133,186	129,114	466,527	435,012
Consolidated nonregulated delivered gas sales volumes (MMcf)	81,256	94,313	351,628	384,799
Natural gas distribution meters in service	3,116,589	3,213,191	3,116,589	3,213,191
Natural gas distribution average cost of gas	$4.13	$6.12	$4.64	$5.30
Nonregulated net physical position (Bcf)	18.8	21.0	18.8	21.0

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